Nephros Reports Third Quarter Financial Results

Product Revenue up 85% over Q3 2018
Reiterates Full-Year Revenue Guidance of $9.5-10 Million

SOUTH ORANGE, NJ, November 6, 2019 – Nephros, Inc. (Nasdaq:NEPH), a commercial stage company that develops and sells high performance water purification products to the medical device and commercial markets, today announced financial results for the three months ended September 30, 2019.

Water Filtration Business Segment Highlights

●	Product revenue was $3.1 million, up 85% compared with $1.6 million in 2018
●	Net loss was $347,000, compared with $246,000 in 2018
●	Adjusted EBITDA was $182,000, compared with ($18,000) in 2018

Consolidated Highlights

●	Net revenue was $3.1 million, up 80% compared with $1.7 million in 2018
●	Net loss was $744,000, compared with $550,000 in 2018
●	Adjusted EBITDA was ($209,000), compared with ($322,000) in 2018

“Our momentum continued in Q3, our 13th consecutive quarter of year-over-year revenue growth averaging over 65%,” said Daron Evans, President and CEO. “Growth came from both an expansion of our base business as well as from increased outbreak support. We are pleased with the development progress of our waterborne pathogen detection system and expect to be in the field helping customers before the end of this year. We also reaffirm our recently increased full-year revenue guidance of $9.5 to $10 million.”

Consolidated Financial Performance for the Quarter Ended September 30, 2019

Net revenue for the quarter ended September 30, 2019 was $3.1 million, compared with $1.7 million in 2018, an increase of 80%. Product revenues represented approximately 99% of net revenues, and increased 85%, from $1.6 million to $3.1 million.

Cost of goods sold for the quarter ended September 30, 2019 was $1.3 million, compared with $0.8 million in 2018, an increase of 65%. Gross margins for the quarter ended September 30, 2019 were 59%, compared with 55% in 2018. Management expects future gross margins to continue in the range of 55% to 60%.

Research and development expenses for the quarter ended September 30, 2019 were $0.8 million, compared with $0.4 million in 2018, an increase of 121%. The increase was driven primarily by investments in a new water pathogen detection system, and also by investments in the second-generation HDF product being developed by Nephros’s SRP subsidiary.

Depreciation and amortization expenses for the quarter ended September 30, 2019 were approximately $44,000, compared with approximately $42,000 in 2018, an increase of 5%. This increase was driven by the fixed assets acquired in the Biocon transaction.

Selling, general and administrative expenses for the quarter ended September 30, 2019 were $1.8 million, compared with $1.1 million in 2018, an increase of 67%. This growth was driven primarily by new headcount to support Nephros’s increased product revenue, as well as non-cash stock compensation expense due to employee option vesting.

As of September 30, 2019, Nephros had cash and cash equivalents of approximately $3.9 million.

Adjusted EBITDA Definition and Reconciliation to GAAP Financial Measures

Adjusted EBITDA is calculated by taking net (loss) income calculated in accordance with generally accepted accounting principles (“GAAP”) and excluding all interest-related expenses and income, tax-related expenses and income, non-recurring expenses and income, and non-cash items, including depreciation and amortization and non-cash compensation. The following table presents a reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable GAAP financial measure, for the third quarter of the 2019 and 2018 fiscal years for both Nephros (on a consolidated basis) and the Water Filtration Business Segment:

	3 Months Ended Sep 30,
Water Filtration Business Segment	2019	2018

Net loss	(347)	(246)

Adjustments:
Depreciation of property and equipment	4	7
Amortization of other assets	44	35
Interest expense	48	32
Noncash interest expense	-	-
Interest Income	-	(1)
Change in fair value of contingent consideration	(94)	-
Noncash compensation	348	120
Other noncash items	29	35
Sub-Total	32	(18)
Non-Recurring Expenses:
Pathogen Detection Product Development	150	-

Adjusted EBITDA	182	(18)

	3 Months Ended Sep 30,
Consolidated Results	2019	2018

Net loss	(744)	(550)

Adjustments:
Depreciation of property and equipment	4	7
Amortization of other assets	44	35
Interest expense	48	32
Noncash interest expense	-	-
Interest Income	-	(1)
Change in fair value of contingent consideration	(94)	-
Noncash compensation	354	120
Other noncash items	29	35
Sub-Total	(359)	(322)
Non-Recurring Expenses:
Pathogen Detection Product Development	150	-

Adjusted EBITDA	(209)	(322)

Nephros believes that Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to Nephros’s financial condition and results of operations. Management does not consider Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recognized in Nephros’s consolidated financial statements. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining Adjusted EBITDA. In order to compensate for these limitations, management presents Adjusted EBITDA in connection with net (loss) income, the most directly comparable GAAP financial measure. Nephros urges investors to review the reconciliation of Adjusted EBITDA to net (loss) income and not to rely on any single financial measure to evaluate the business.

Conference Call Today at 9:00 a.m. EDT

Nephros will host a conference call today at 9:00 AM ET, during which management will discuss Nephros’s financial results and provide a general business overview.

Participants may dial into the following number to access the call: 1-866-652-5200. International callers may use +1-412-317-6060. Please ask to be joined into the Nephros conference call. A replay of the call can be accessed until November 13, 2019 at 1-877-344-7529 or +1-412-317-0088 for international callers and entering replay access code: 10136668. An audio archive of the call will be available shortly after the call on the Nephros investor relations page at https://www.nephros.com/investor-relations/.

About Nephros

Nephros is a commercial stage company that develops and sells high performance water purification products to the medical device and commercial markets. Nephros ultrafilters are used in hospitals and medical clinics for added protection in retaining bacteria (e.g., Legionella, Pseudomonas) and viruses from water, providing barriers that assist in improving infection control in showers, sinks, and ice machines. Additionally, Nephros ultrafilters are used by dialysis centers for assisting in the added removal of endotoxins and other biological contaminants from the water and bicarbonate concentrate supplied to hemodialysis machines and patients.

Nephros filters, including AETHER™ brand filters, improve the taste and odor of water and reduce biofilm, bacteria, and scale build-up in downstream equipment. Nephros and AETHER™ products are used in the health care, food service, hospitality, and convenience store markets.

For more information about Nephros, please visit its website at www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding expected revenue and financial performance in 2019, the potential for further growth and the expected growth in medical, commercial and industrial filter sales, the anticipated launch of a new waterborne pathogen detection system, Nephros’s sales and marketing plans and strategies, management’s expectations regarding future gross margins, Nephros’s ability to respond to outbreaks in water borne pathogens, anticipated investment in the development of a second-generation HDF system and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including uncertainty in clinical outcomes, potential delays in the regulatory approval process, changes in business, economic and competitive conditions, the availability of capital when needed, dependence on third-party manufacturers and researchers, regulatory reforms, uncertainties in litigation or investigative proceedings, and the availability of financing. These and other risks and uncertainties are detailed in our reports filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Investor Relations Contacts:

Kirin Smith, President

PCG Advisory, Inc.

(646) 863-6519

ksmith@pcgadvisory.com

www.pcgadvisory.com

Andy Astor, COO & CFO

Nephros, Inc.

(201) 345-0824

andy@nephros.com

www.nephros.com

NEPHROS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash	$3,855	$4,581
Accounts receivable, net	1,894	1,452
Inventory, net	2,128	1,864
Prepaid expenses and other current assets	240	276
Total current assets	8,117	8,173
Property and equipment, net	85	91
Operating lease right-of-use assets	1,165	-
Intangible assets, net	559	590
Goodwill	759	748
License and supply agreement, net	837	938
Other assets	32	18
TOTAL ASSETS	$11,554	$10,558

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Secured revolving credit facility	$982	$991
Current portion of secured note payable	207	195
Accounts payable	690	836
Accrued expenses	715	396
Current portion of contingent consideration	271	236
Current portion of operating lease liabilities	251	-
Total current liabilities	3,116	2,654
Secured note payable, net of current portion	672	843
Equipment financing debt, net of current portion	10	-
Contingent consideration, net of current portion	78	263
Operating lease liabilities, net of current portion	956	-
TOTAL LIABILITIES	4,832	3,760

COMMITMENTS AND CONTINGENCIES (Note 16)

STOCKHOLDERS’ EQUITY

Preferred stock, $.001 par value; 5,000,000 shares authorized at September 30, 2019 and December 31, 2018; no shares issued and outstanding at September 30, 2019 and December 31, 2018.	-	-
Common stock, $.001 par value; 40,000,000 and 10,000,000 shares authorized at September 30, 2019 and December 31, 2018, respectively; 7,784,535 and 7,179,514 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively.	8	7
Additional paid-in capital	130,830	127,873
Accumulated other comprehensive income	63	71
Accumulated deficit	(127,188)	(124,153)
Subtotal	3,713	3,798
Noncontrolling interest	3,009	3,000
TOTAL STOCKHOLDERS’ EQUITY	6,722	6,798
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,554	$10,558

NEPHROS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net revenues:
Product revenues	$3,054	$1,648	$7,067	$3,822
Royalty and other revenues	41	76	106	253
Total net revenues	3,095	1,724	7,173	4,075
Cost of goods sold	1,276	772	2,989	1,826
Gross margin	1,819	952	4,184	2,249
Operating expenses:
Research and development	777	352	2,326	993
Depreciation and amortization	44	42	142	123
Selling, general and administrative	1,787	1,069	4,693	3,420
Change in fair value of contingent consideration	(94)	-	(113)	-
Total operating expenses	2,514	1,463	7,048	4,536
Loss from operations	(695)	(511)	(2,864)	(2,287)
Other income (expense):
Loss on extinguishment of debt	-	-	-	(199)
Interest expense	(48)	(32)	(140)	(146)
Interest income	-	1	-	3
Other expense, net	(1)	(8)	(31)	(32)
Net loss	(744)	(550)	(3,035)	(2,661)
Less: Undeclared deemed dividend attributable to noncontrolling interest	(60)	(16)	(180)	(16)
Net loss attributable to Nephros, Inc. shareholders	$(804)	$(566)	$(3,215)	$(2,677)

NEPHROS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Net loss per common share, basic and diluted	$(0.10)	$(0.08)	$(0.43)	$(0.40)
Weighted average common shares outstanding, basic and diluted	7,703,033	7,129,617	7,408,569	6,751,317

Comprehensive loss:
Net loss	$(744)	$(550)	$(3,035)	$(2,661)
Other comprehensive loss, foreign currency translation adjustments, net of tax	(7)	(1)	(8)	(4)
Comprehensive loss	(751)	(551)	(3,043)	(2,665)
Comprehensive loss attributable to noncontrolling interest	(60)	(16)	(180)	(16)
Comprehensive loss attributable to Nephros, Inc. shareholders	$(811)	$(567)	$(3,223)	$(2,681)